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                                                                    EXHIBIT 99.1


                 Pediatric Services of America, Inc. Announces

                              Management Changes



Norcross, GA.--(BUSINESS WIRE) -- May 24, 2001 . . . . . . Pediatric Services of
America, Inc. (OTCBB:PSAI) today announced changes in senior management positions. The Company has accepted the resignation of John Harrington as Chief Operating Officer. Mr. Harrington leaves PSA to pursue other business interests. Additionally, the Company announced the promotion of Pamela Barrow to Vice President of Managed Care Marketing. Ms. Barrow had been Vice President of Contract Management.

In another appointment, Tom Zeimet has rejoined the Company as Vice President of Information Services. Mr. Zeimet joins PSA from Bell South Customer Technologies. Mr. Zeimet previously worked for PSA as Senior Project Manager.

PSA Joseph D. Sansone, President/CEO, stated, "We continue to strengthen our managed care contracting efforts with the appointment of Pam Barrow to her new position. We also wish John Harrington well in his new endeavors and thank him for his efforts during his time with us." Mr. Sansone added, "The return of Tom Zeimet to our senior management team gives our information systems department a highly experienced leader with excellent knowledge of our infrastructure."

PSAI provides comprehensive pediatric home health care services through a network of 100 branch offices in 22 states.

NOTE: Forward looking statements made in this release involve a number of risks and uncertainties, including, but not limited to changes in government regulation and health care reforms, ability to execute the Company's strategic programs, ability to improve accounts receivable collections, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings.



                 Contact:   Pediatric Services of America, Inc.
                              Joseph D. Sansone President/CEO
                                            or
                          James M. McNeill, Sr. Vice President/CFO
                                       (770) 441-1580